Exhibit 99.1

China North East Petroleum Holdings Ltd. Engages Ernst &Young (China)
for Sarbanes-Oxley Compliance

HARBIN, CHINA and NEW YORK, NY, September 22, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producer and oilfield services company in Northern China, today announced that it has engaged Ernst & Young (China) Advisory Ltd. (“Ernst & Young” or “E&Y”) to assist the Company to comply with the requirements of Section 404 of the Sarbanes-Oxley Act Section of 2002 (“SOX 404”).

Ernst & Young will work closely with the Company's management to help prepare a SOX 404 compliance program. As part of compliance with SOX 404, NEP and its external auditor will examine and report on the adequacy of the Company's internal financial reporting and control systems after documenting and testing financial reporting and control procedures. In addition, Ernst & Young will provide recommendations to Company's management for instituting necessary additional controls to enhance the risk management capability of the Company's internal controls over financial reporting.

"We are pleased to engage E&Y to ensure that our Company is in full compliance with SOX 404 requirements," said Mr. Edward Rule, Chairman of China North East Petroleum.  “Our SOX 404 compliance work with E&Y can enhance our operations and risk management processes and create greater transparency for investors.  We regard the responsibilities associated with the quality of our financial reporting and disclosure process very seriously and believe this undertaking can increase shareholder confidence in our stock and enhance the long-term value proposition of our Company.”

ABOUT CHINA NORTH EAST PETROLEUM

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

Bill Zima
ICR, Inc.
Tel: 203-682-8233